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                                                                  EXHIBIT 23.6


                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Radco Ventures, Inc.


We consent to incorporation by reference in the registration statement on Form S-3 of AccuMed International, Inc. of our report dated December 6, 1996, relating to the balance sheet of Radco Ventures, Inc. (a development stage enterprise) as of September 30, 1996 and the related statement of operations, stockholders' equity (deficit) and cash flows for the period from March 6, 1996 (date of incorporation) through September 30, 1996, which report appears in Form 8-K/A, as amended, dated October 15, 1996 of AccuMed International, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.



                                    KPMG Peat Marwick LLP



Chicago, Illinois
January 26, 1998